Exhibit 10.24

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO EYENOVIA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [    ].

LICENSE AMENDMENT

This LICENSE AMENDMENT (the “LA”) by and between:

Senju Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan, having a principal place of business at 3-1-9, Kawaramachi, Chuo-ku, Osaka 541-0048, Japan (“Senju”); and

Eyenovia, Inc., a corporation organized and existing under the laws of Delaware, having a principal place of business at 295 Madison Avenue, Suite 2400, New York, NY 10017, U.S.A. (“Eyenovia”);

shall be effective as of April 8, 2020 (the “LA Effective Date”), and where Senju and Eyenovia are each individually referred to herein as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Senju and Eyenovia are parties to an Exclusive License Agreement dated March 18, 2015 (the “Agreement”), which remains in full force and effect; and

WHEREAS, the Parties wish to confirm their mutual understanding of the terms of the Agreement as stated in this LA; and

WHEREAS, it is the intentions of the Parties that the terms of the Agreement be so confirmed by way of this LA.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Any capitalized terms in this LA shall have the meaning assigned to them in the Agreement, provided that the following terms are defined by this LA:

(1)	“China” shall mean the People’s Republic of China, and also Hong Kong, Macao, and Taiwan.

(2)	“LA Licensed Products” shall mean a Licensed Product using piezo-print technology in a microdose dispenser containing: the chemical substance atropine sulfate as its sole active ingredient and that is used for the treatment of myopia in humans; the chemical substance pilocarpine as its sole active ingredient and that is used for the treatment of presbyopia in humans.

(3)	“LA Term” shall mean the period of time from the LA Effective Date until the end of one (1) year thereafter.

(4)	“Senju Licensed Know-How” shall mean any and all information, data, clinical studies, instructions, proprietary information, trade secrets, techniques or materials which are related to and generated by Senju’s activities (or those performed on Senju’s behalf) under the Agreement for the Licensed Product.

(5)	“Senju Inventions” shall mean Inventions generating from Senju’s activities (or those performed on Senju’s behalf) under the Agreement for the Licensed Product.

2.	For the LA Term and only for the LA Licensed Products, the Territory as stated in Section 1.15 of the Agreement shall exclude China and South Korea. For the purpose of clarification, this exclusion shall not affect Senju’s rights to the LA Licensed Product outside of China and South Korea.

3.	If before the end of the LA Term, Eyenovia enters into a definitive arrangement with any third party which Eyenovia designates (“Eyenovia Designated Third Party”) for the LA Licensed Products in China and South Korea, then the exclusion of Section 2 of this LA shall continue as long as the definitive agreement with the Eyenovia Designated Third Party is in place, unless otherwise altered by agreement of the Parties. Provided, however, that:

(1)	Eyenovia itself may not research, develop, commercialize, manufacture, or use the LA Licensed Products in China and South Korea (and accordingly it doing so would not extend the exclusion of Section 2 of this LA); this restriction would not apply to the third party under terms of a license agreement; and

(2)	Subject to the terms and conditions of this LA, and without limitation of Sections 2.1.4, 6.1.1, 7.4.3, and 7.4.4 of the Agreement, Eyenovia has a right by way of sub-license to the Eyenovia Designated Third Party, to research, develop, commercialize, manufacture, or use the LA Licensed Products in China and South Korea, under the Senju Licensed Know-How and Senju Inventions, as applicable.

(3)	Senju has a right, with a right to Sublicense in accordance with the Agreement, to research, develop, commercialize, manufacture, or use, under the Licensed Know-How and Inventions with respect to the Licensed Product generated from the Eyenovia Designated Third Party’s activities under this LA, (a) the Licensed Products other than LA Licensed Products in China and South Korea, and (b) the Licensed Products in countries of the Territory other than China and South Korea. For the purpose of clarification, Senju’s right to use the Licensed Know-How and Invention under this Section will not increase the Running Royalty in Section 6.2 of the Agreement and/or extend Royalty Term/Term under Sections 6.3 and 7.1 of the Agreement, respectively,

(4)	Senju makes no representations or warranties that the Senju Licensed Know-How and/or Senju Inventions are sufficient to develop, manufacture or commercialize the Licensed Product, including LA Licensed Products, nor that any resulting patent applications for Senju Inventions will be granted or patents enforceable.

(5)	In consideration for the exclusion of Section 2 of this LA, Eyenovia shall pay to Senju the following compensation upon and after the execution of the arrangement with Eyenovia Designated Third Party:

(i)	Non-Royalty License Revenue:

(a)	[ ] percent ([ ]%) of any lump-sum payment received from Eyenovia Designated Third Party if Eyenovia licenses the LA Licensed Product, including, without limitation, any signing fee, upfront and milestone; and

(b)	[ ] percent ([ ]%) of any net revenue obtained from contract research and/or development for the LA Licensed Product; and

(c)	[ ] percent ([ ]%) of any net revenue obtained from contract manufacture for the device of the LA Licensed Product,

In the case of contract manufacturing, Net Revenue is defined as [  ].

In the case of contract research and or development, Net Revenue is defined as [  ].

Senju must receive a minimum of [ ] United States Dollars (US$[ ]) in payments for Non-Royalty License Revenue under this Section 3.(3) (i).

(ii)	Revenue from running royalty based on sales:

[ ] percent ([ ]%) of all sales royalty revenues received by Eyenovia for the sale or commercialization of the LA Licensed Product in China and South Korea by Eyenovia Designated Third Party.

(iii)	At the request of Senju, Eyenovia shall deliver to Senju a true and accurate report setting out in detail the information necessary to calculate the payments and revenues due under Section 3(3), including all deductions made under Net Revenues. Eyenovia shall retain records pertaining to such payments and revenues, which will be open for inspection by an auditor chosen by Senju, for the purpose of verifying the amounts payable by Eyenovia hereunder. Such inspections shall be at the expense of Senju, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established, in which case, all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Eyenovia.

4.	In the event that Eyenovia fails to enter into such a definitive arrangement with Eyenovia Designated Third Party for the LA Licensed Product in China and South Korea during the LA Term, then the exclusion of Section 2 of this LA shall end at the end of the LA Term. In the event that such arrangement were to be entered into during the LA Term, but then expire or otherwise terminate thereafter, then the exclusion of Section 2 of this LA shall end upon such expiration or termination. In either such case, Senju would regain and retain full rights to the LA License Product in China and South Korea.

5.	Any material breach by Eyenovia of the terms of this LA shall be grounds for Senju to terminate this LA upon notification to Eyenovia and after Eyenovia is given sixty (60) days to address any such material breach. If Eyenovia remains in such material breach after that time, Senju may terminate this LA and the rights and obligations stated herein.

6.	The remaining terms and conditions of the Agreement shall remain unchanged, and in full force and effect.

7.	This LA may be executed in counterparts and signature pages may be delivered by facsimile or scanned (“PDF”) form, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

       IN WITNESS WHEREOF, Eyenovia and Senju have executed this LA by their respective duly authorized representatives.

EYENOVIA, INC.	SENJU PHARMACEUTICAL CO., LTD.

(“Senju”)

By:
/s/ Tsontcho Ianchulev	/s/ Shuhei Yoshida
Name: Tsontcho Ianchulev	Name: Shuhei Yoshida
Title: CEO	Title: President
Date: 04/08/2020	Date: 04/08/2020